Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 9, 2018

Registration Statement No. 333-220233-01

$1.227+bn GMCAR 2018-1 (GMF Prime Auto Loan)

JOINT LEADS: Barclays (str), BAML, MUFG, TD

CO-MANAGERS: BMO, JPM, Lloyds, SMBC, WF

CLS	$AMT(MM)	WAL	M/F	WIN	L.FNL	BENCH	SPD	YLD%	CPN%	PX

A-1	261.000	0.24	P-1/F1+	1-6	01/2019	Yld%		1.70	1.70	100.00000
A-2A	364.000	1.09	Aaa/AAA	6-21	01/2021	EDSF	+9	2.096	2.08	99.99256
A-2B	75.000	1.09	Aaa/AAA	6-21	01/2021	1ML	+9		1ML+9	100.00000
A-3	384.000	2.42	Aaa/AAA	21-39	07/2022	IntS	+14	2.341	2.32	99.97733
A-4	104.150	3.49	Aaa/AAA	39-43	07/2023	IntS	+19	2.475	2.46	99.99221
B	20.190	3.58	Aa3/AA	43-43	07/2023	IntS	+30	2.590	2.57	99.97907
C	18.930	3.58	A1/A	43-43	07/2023	IntS	+50	2.790	2.77	99.98668
D	15.780	3.58	**Retained**

BBERG TICKER:	GMCAR 2018-1	OFFERING TYPE:	SEC-REG
EXPECTED PXG:	PRICED	EXPECTED RTGS:	MOODY’S/FITCH
EXPECTED SETTLE:	1/18/18	PRICING SPEED:	1.30% ABS TO 10% CALL
FIRST PAY DATE:	2/16/18	ERISA ELIGIBLE:	YES
BILL & DELIVER:	BARCLAYS	MIN DENOMS:	$1K x $1k

Available Materials:

- Preliminary Prospectus + Ratings FWP (attached)

- CDI (attached)

- Intexnet: bcggmcar_2018-1_preprice Password: J4V3

- Roadshow: www.dealroadshow.com Password: GMCAR20181

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.